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                                 EXHIBIT NO. 11

                        TOM BROWN, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS


                                        Three Months ended             Six Months ended
                                             June 30,                     June 30,
                                    -------------------------     -------------------------
                                       1997           1996           1997           1996
                                         (in thousands, except per share amounts)
Primary

   Weighted average common
          shares outstanding            24,029         21,122         23,970         21,117
   Net effect of dilutive
          stock options,
          treasury stock method          1,140            683          1,140            612
                                    ----------     ----------     ----------     ----------

          Total common shares           25,169         21,805         25,110         21,729
                                    ==========     ==========     ==========     ==========

   Net income to common
          shareholders              $      252     $    1,012     $    6,267     $    1,882
                                    ==========     ==========     ==========     ==========

   Primary earnings per
          common share              $      .01     $      .05     $      .25     $      .09
                                    ==========     ==========     ==========     ==========

   Fully Diluted

   Weighted average common
          shares outstanding            24,029         21,122         23,970         21,117
   Net effect of dilutive
          stock options,
          treasury stock method          1,140            724          1,140            727
   Effect of convertible
          preferred stock                1,666          1,666          1,666          1,666
                                    ----------     ----------     ----------     ----------

          Total common shares           26,835         23,512         26,776         23,510
                                    ==========     ==========     ==========     ==========

   Net income to common
          shareholders              $      689     $    1,449     $    7,142     $    2,679
                                    ==========     ==========     ==========     ==========

   Fully diluted earnings
          per common share          $      .03     $      .06     $      .27     $      .11
                                    ==========     ==========     ==========     ==========


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